Exhibit 99.4

CONSENT OF JEFFERIES LLC

The Board of Directors

Penn Virginia Corporation

16285 Park Ten Place, Suite 500

Houston, Texas 77084

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated October 28, 2018 to the Board of Directors (in its capacity as such) of Penn Virginia Corporation (“Penn Virginia”) included as Annex C, and to the references thereto under the captions “SUMMARY—Opinions of Financial Advisors—Opinion of Jefferies, Penn Virginia’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the Penn Virginia Board of Directors and Reasons for the Merger”, and “THE MERGER—Opinion of Jefferies, Penn Virginia’s Financial Advisor” in the joint proxy statement/prospectus relating to the proposed merger transaction of Penn Virginia with and into Eclipse Merger Sub Inc., a wholly-owned subsidiary of Denbury Resources Inc. (“Denbury”), which joint proxy statement/prospectus forms a part of this Registration Statement on Form S-4 of Denbury. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Jefferies LLC

JEFFERIES LLC

Houston, Texas

December 20, 2018